EXHIBIT 99.1

Edgewater Announces Chief Financial Officer Transition

WAKEFIELD, Ma., Aug. 11, 2009 (GLOBE NEWSWIRE) -- A technology management consulting firm specializing in providing specialty information technology ("IT") services, Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), today announced that Kevin Rhodes, the Company's Chief Financial Officer, will be leaving the Company effective September 4, 2009.

"Kevin has been a valuable member of the executive management team at Edgewater. His diligence and experience have been instrumental in helping to guide the Company through growth periods and during very demanding times," said Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer. "We extend our appreciation and gratitude for his discipline and hard work during the many phases of the Company's evolution. We wish him well."

"I have truly enjoyed working with the talented people at Edgewater, and I am pleased to have contributed to its growth during my tenure," said Rhodes. "I intend to work with the executive management team to help ensure an orderly and effective transition and I wish all my colleagues the greatest future success."

"We appreciate Kevin's willingness to provide transitional assistance," Ms. Singleton concluded. "To that end, the Company will name our Chief Accounting Officer, Timothy R. Oakes, as our Interim Chief Financial Officer upon Kevin's departure. Tim and Kevin have worked very closely over the past five years and we feel extremely confident that this transition process will be seamless."

Mr. Oakes, 41, joined Edgewater in 2004 as the Company's Director of Finance, before becoming its Vice President of Finance in 2007. He became the Company's Chief Accounting Officer in July 2008. He has nearly 20 years of experience in financial and operational management working for companies in the biotechnology, manufacturing and consulting services industries. He is a certified public accountant and holds a Bachelor of Science degree in Business Administration from Stonehill College. He began his career in public accountancy working in the Boston office of KPMG, LLP.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT:  Edgewater Technology, Inc.
          Kevin R. Rhodes, Chief Financial Officer
          Timothy R. Oakes, Chief Accounting Officer /
           Investor Relations
          (781) 246-3343
          ir@edgewater.com